UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                                                                                                July 8, 2011

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

001-31737	Gulf Power Company (A Florida Corporation) One Energy Place Pensacola, Florida 32520 (850) 444-6111	59-0276810

The name and address of the registrant have not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                   Other Events.
As previously reported on May 9, 2011, Gulf Power Company (“Gulf Power”) delivered a letter to the Florida Public Service Commission (the “Florida PSC”) notifying it of Gulf Power’s intent to file for an increase in base rates not sooner than July 8, 2011 nor later than July 15, 2011.  On July 8, 2011, Gulf Power filed a petition with the Florida PSC requesting an increase in retail rates and charges to the extent necessary to generate additional gross annual revenues in the amount of $93,504,000.  The requested increase provides a reasonable opportunity for Gulf Power to earn a retail rate of return on common equity of 11.7 percent.  The Florida PSC is expected to make a decision on this matter within eight months.
Gulf Power has calculated its revenue deficiency based on the projected period January 1, 2012 through December 31, 2012 which serves as the test year.  The test year provides the appropriate period of utility operations to be analyzed by the Florida PSC to be able to set reasonable rates for the period the new rates will be in effect.  The period January 1, 2012 through December 31, 2012 best represents expected future operations of Gulf Power as the regional economy emerges from the recession.  The petition also requests that the Florida PSC approve the projected January 1, 2012 through December 31, 2012 test year and consent to new rate schedules going into operation on a permanent basis as soon as possible.
Additionally, Gulf Power has requested interim relief to increase retail rates and charges to the extent necessary to generate additional gross revenues in the amount of $38,549,000, to be operative during the interim period before the effective date of the requested rate increase in accordance with the Florida PSC’s final order.  Gulf Power has requested that the Florida PSC act within 60 days to authorize Gulf Power to begin collecting these additional annual revenues as soon as possible.
The ultimate outcome of these matters cannot now be determined.

Cautionary Notice Regarding Forward-Looking Statements
This Current Report on Form 8-K contains forward-looking statements regarding Gulf Power’s filing with the Florida PSC to increase retail base rates, as well as statements regarding financial projections.  There are various factors that could cause actual results to differ materially from those suggested by the forward-looking statements; accordingly, there can be no assurance that such indicated results will be realized.  These factors include:  state and federal rate regulations and the impact of pending and future rate cases and negotiations, including rate actions relating to the Florida PSC’s review of Gulf Power’s filing to increase retail base rates (the final outcome of which may differ materially from Gulf Power’s proposal); the impact of recent and future federal and state regulatory changes, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry, implementation of the Energy Policy Act of 2005, environmental laws including regulation of water quality, coal combustion byproducts, and emissions of sulfur, nitrogen, carbon, soot, particulate matter, hazardous air pollutants, including mercury, and other substances, and also changes in tax and other laws and regulations to which Gulf Power is subject, as well as changes in application of existing laws and regulations; current and future litigation, regulatory investigations, proceedings or inquiries, Federal Energy Regulatory Commission matters, and the Environmental Protection Agency civil actions against Gulf Power; the effects, extent and timing of the entry of additional competition in the markets in which Gulf Power operates; variations in the demand for electricity, including those related to weather, the general economy and recovery from the recent recession, population and business growth (and declines), and the effect of energy conservation measures; available sources and costs of fuel; effects of inflation; ability to control costs and avoid cost overruns during the development and construction of facilities; investment performance of The Southern Company’s employee benefit plans; advances in technology; the ability of counterparties of Gulf Power to make payments as and when due and to perform as required; the ability to obtain new short- and long-term contracts with wholesale customers; the direct or indirect effect on the business of Gulf Power resulting from terrorist incidents and the threat of terrorist incidents; interest rate fluctuations and financial market conditions and the results of financing efforts, and the credit ratings of Gulf Power; the ability of Gulf Power to obtain additional generating capacity at competitive prices; catastrophic events such as fires, earthquakes, explosions, floods, hurricanes, pandemic health events, such as influenzas, or other similar occurrences; the direct or indirect effects on the business of Gulf Power, resulting from incidents affecting the U.S. electric grid or operation of generating resources; the effect of accounting pronouncements issued periodically by standard setting bodies; and other factors discussed in reports filed by Gulf Power from time to time with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2010.  Gulf Power expressly disclaims any obligation to update these forward looking statements.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 8, 2011	GULF POWER COMPANY By /s/ Melissa K. Caen Melissa K. Caen Assistant Secretary